Exhibit 3.35(a)
Exhibit 3.35(a) NEW JERSEY DEPARTMENT OF TREASURY DIVISION OF REVENUE CERTIFICATE OF FORMATION HAMBURG QUARRY LIMITED LIABILITY COMPANY 0400292220 The above-named DOMESTIC LIMITED LIABILITY COMPANY was duly filed in accordance with New Jersey State Law on 06/16/2009 and was assigned identification number 0400292220. Following are the articles that constitute its original certificate. 1. Name: HAMBURG QUARRY LIMITED LIABILITY COMPANY 2. Registered Agent: CAPTOL CORPORATE SERVICES, INC. 3. Registered Office: 14 SCENIC DR. DAYTON, NJ 08810 4. Business Purpose: MINING OF AGGREGATES 5. Effective Date of this filing is: 06/16/2009 6. Members/Managers: EASTERN CONCRETE MATERIALS, INC. 475 MARKET STREET SUITE 301 ELMWOOD PARK, NJ 07407 7. Main Business Address: 475 MARKET STREET
SUITE 301 ELMWOOD PARK, NJ 07407
Signatures: CURT M. LINDEMAN
AUTHORI ZED REPRESENTATIVE Continued on next page ..

NEW JERSEY DEPARTMENT OF TREASURY V DIVISION OF RE VENUE CERTIFICATE OF FORMATION HAMBURG QUARRY LIMITED LIABILITY COMPANY 0400292220
IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my Official Seal at Trenton, this
17th day of June, 2009 R. David Rousseau State Treasurer
Certificate Nupuber: 114634370 Verify this rertcf ka&’ OItlfflL’ at
Jiups://n’wwl .state.nj.usflYFR_SrandingCe’rr/JSP/Verify_Ceri.jsp